Exhibit 99.1

NVIDIA APPOINTS MARK L. PERRY TO BOARD OF DIRECTORS

SANTA CLARA, CA―MAY 19, 2005―NVIDIA Corporation (Nasdaq: NVDA), a worldwide leader in graphics and digital media processors, today announced the appointment of Mark L. Perry to its Board of Directors.

Mr. Perry has held several senior positions at Gilead Sciences, Inc. since joining the company in 1994, including Executive Vice President, Operations, Senior Vice President, Chief Financial Officer and General Counsel. Mr. Perry currently is the Senior Business Advisor to the CEO and Board of Directors of Gilead. Prior to Gilead, Mr. Perry was a partner with the San Francisco law firm of Cooley Godward LLP.

"We are honored to welcome Mark to our Board of Directors," stated Jen-Hsun Huang, president and CEO of NVIDIA. "The NVIDIA Board is gaining an accomplished business leader who has helped build Gilead into one of the great biotech companies. Mark will be a tremendous asset to our Company and our Board as we move forward."

Mr. Perry also serves as a member of the Board of Directors of Aerovance, Inc, IntraBiotics Pharmaceuticals, Inc., where he is also chair of the Audit Committee and member of the Compensation Committee, and Nuvelo, Inc., where he is chair of the Compensation Committee and member of the Audit Committee.

About NVIDIA
NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA graphics processing units (GPUs), media and communications processors (MCPs), and wireless media processors (WMPs) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,100 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com.
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